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                                                                 EXHIBIT 10.1

[**CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN PORTIONS OF THIS DOCUMENT]

                                LETTER AGREEMENT
                                  CONFIDENTIAL



         This Letter Agreement, effective as of November 24, 1999 (the "Effective Date") sets forth the essential elements of an agreement between Macrovision Corporation, Delaware corporation having its principal place of business at 1341 Orleans Drive, Sunnyvale, California 94089, USA, facsimile number +1 408 743-8610 together with its subsidiary C-Dilla, Ltd., with offices at Woodley House, Crockhamwell Road, Woodley, Reading, Berkshire, RG5 3JP, United Kingdom, facsimile number +44 118 969 1161, on the one part (collectively "Macrovision"), and, on the other part, TTR Technologies, Inc. a Delaware corporation having its principal place of business at 1841 Broadway, New York, NY 10023 and an operating subsidiary TTR Technologies, Ltd. with offices at 2 Hanagar Street, Kfar-Saba, 44425, Israel, facsimile number 011-972-9-766-2394 ("collectively TTR"), related to (i) Macrovision's intent to make a US$4 Million equity investment in TTR, (ii) the parties' intent for Macrovision to market under exclusive license certain music CD Copy Protection Technology to be jointly developed by TTR and Macrovision, and (iii) TTR's intent to exclusively license the CD-Technology (as defined in Section 11 below) to Macrovision.

1.       MUSIC CD COPY PROTECTION PROJECT DESCRIPTION

TTR and Macrovision agree to jointly develop and market music copy protection technology for optical media, including but not limited to copy protection for CDs and DVDs (the "Technology") throughout the term of this Letter Agreement. The Technology shall include, but not be limited to, a process specification, LBR encoder modules, manufacturing test modules, and quality control modules. The parties intend that the Technology meet the following functional requirements:

         a. The quality of the protected disk, when played on [*] of the worldwide installed base of CD players (red book and yellow book, including but not limited to portable players with anti-shock capability), shall match the quality of the original unprotected disk [*].

         b. The protected disk, when played on [*] of the installed base of CD players (red book and yellow book, including but not limited to portable players with anti-shock capability), [*]


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               and otherwise perform in the same manner as the original
               unprotected disk.

         c. Copies of protected disks sourced from at least [*] of the worldwide installed base of CD-Readers as described in subsection (d) below shall be degraded, such that the commercial entertainment value of the music has been eliminated, when played on the worldwide installed base of CD players (red book and yellow book, including but not limited to portable players with anti-shock capability) and mini-disc players.

         d. The tracks recorded on a protected disc shall not be transferrable (directly or indirectly, except if the commercial value of the music is eliminated during the transfer through the CD Reader - PC Data Interface) from at least [*] of the worldwide installed base of CD-Readers onto the hard-drive of a PC using file formats such as .WAV or .BIN, including but not limited to by using software programs such as Goldenhawk CDRWin, Adaptec Easy CD Creator, and Nero.

2.       PROJECT RESPONSIBILITIES OF TTR

TTR shall develop a complete product specification as well as a completed product suitable for Commercial Launch (as defined below), including completely functional LBR encoder modules for the DCA, Eclipse, and Mediamorphics mastering systems. The parties intend that three LBR encoder modules shall be developed no later than [*], one being for the Doug Carson Associates mastering system, one being for the Eclipse Corporation mastering system, and one being for the Mediamorphics mastering system. TTR shall also perform all ongoing technology development, enhancement, and 2nd level technical support activities.

3.       PROJECT RESPONSIBILITIES OF MACROVISION

Macrovision shall perform all sales, marketing, installation, and replicator liaison, and first level technical support activities. Macrovision shall have the option in its sole discretion, in coordination with TTR, to contribute to the development of LBR encoder modules and to perform ongoing technology development and enhancements.

4.       TECHNOLOGY DEVELOPMENT AND PROJECT MANAGEMENT

TTR agrees to assign a sufficient number of technical personnel for a [*] year period beginning on the Effective Date of this Letter Agreement, to develop, enhance, and maintain the Technology. During the period beginning on the Effective Date and ending three months following the date on which the "Commercial Launch" (as such term is defined in Section 7 below) has occurred, TTR agrees to cause [*] to be assigned on a full time basis to develop, enhance, and maintain the


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Technology and to perform such activities on a three quarter time (i.e., three weeks out of every four) basis at Macrovision's C-Dilla offices located in Woodley, UK. TTR shall pay all travel and lodging expenses related to [*] work in the UK during this period. Macrovision agrees to designate at least one technical liaison to interact with [*] and the other TTR personnel who are involved with the Technology. At Macrovision's option, up to three project status meetings may be held at Macrovision's Sunnyvale, California office, and in each such case TTR agrees to cause [*] to attend, and Macrovision agrees to reimburse TTR for the reasonable travel (coach class airfare) and lodging costs of [*] related to each such meeting. Telephone conference calls will also be held weekly at mutually agreed upon times.

TTR also agrees to, upon request from Macrovision, cause [*] to be present at TTR's expense (except as described below) at Macrovision's Sunnyvale, CA USA location, or at any other location in the USA, England (except for Woodley, UK where [*] will be working on a three quarter time basis as described above) or Western Europe as requested by Macrovision for up to one week per month beginning on the Effective Date and ending three months following the date on which the "Commercial Launch" (as such term is defined in Section 7 below) has occurred. Macrovision agrees to reimburse TTR for the reasonable travel (coach class airfare) and lodging costs of [*] or other TTR personnel if they are requested by Macrovision to travel to the USA.

All engineers and other staff which may be assigned by TTR or Macrovision to develop the Technology shall at all times be employees of TTR or Macrovision, respectively. TTR and Macrovision may, at their option, individually employ the services of contractors or consultants to assist in the development of the Technology so long as such contractors or consultants are bound by appropriate confidentiality agreements and have agreed to assign all right, title and interest to their work product to TTR or Macrovision as appropriate. TTR or Macrovision, as appropriate, shall be financially responsible for the salaries, benefits, expenses, and equipment required by their respective engineers, contractors, consultants, and other staff.

5.       OWNERSHIP OF THE TECHNOLOGY

TM and Macrovision shall each individually own all right title and interest to those portions of the Technology which can be shown to have been developed independently by them. In addition, Macrovision acknowledges TTR's ownership of the intellectual property comprising the CD-Technology, as defined in
Section 11 below. All other portions of the Technology shall be owned jointly by TTR and Macrovision ("Jointly Owned Technology"). Each party agrees to file and prosecute, and shall bear the expense of filing and prosecuting, at least in the United States of America, Canada, Mexico, United Kingdom, France, Benelux, Scandinavia, Germany, Spain, Italy, Korea


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and Japan, any patents on those portions of the Technology it owns as of the
Effective Date or which it independently develops subsequent to the Effective Date and which are commercially important to protecting the intellectual property rights underlying the Technology.

Except as prohibited by law, the parties shall jointly file, with respect to Jointly Owned Technology, such patent and copyright applications and amendments thereof as the parties agree are useful to protect their joint interests in the Technology, and shall thereafter use commercially reasonable diligence to prosecute and maintain in force such applications and any resultant patents and copyrights. The costs and expenses (including attorneys' fees) incurred in the filing, prosecution and maintenance of such patents and copyrights shall be shared equally by the parties. As an additional right, either party, at its own expense, may file patent and copyright applications covering the Technology in those countries where the parties do not mutually agree to file such applications. All patent and copyright applications for Jointly Owned Technology developed under this Letter Agreement shall be filed in the name of both parties.

6.       LICENSE GRANT

Subject to the terms of this Letter Agreement, TTR grants to Macrovision, during the full term of this Letter Agreement, an exclusive, worldwide, royalty-bearing license, within the Field of Use (as defined below), including the right to sublicense, to use all patent rights, software algorithms, encoder modules, applicable trademarks and tradenames including but not limited to MusicGuard, and other intellectual property owned by or licensed to TTR, or developed by TTR, which is required to develop and generate commercial benefit from the Technology. "Field of Use" shall mean music (including music video) copy protection for optical media, including but not limited to copy protection for CDs and DVDs, and for internet digital rights management for music applications.

TTR will ensure, no less frequently than monthly, that Macrovision has a full copy of the latest version of the Technology (including copies of all pertinent notes, plans, diagrams, schematics, source code, object code and technical specifications), it being understood that the intent of the parties herein is to provide for Macrovision to be able to fully utilize the Technology in the event of a dissolution or corporate reorganization of TTR and/or in the event that [*] ceases to be in the employ of TTR.

7.       LICENSE FEES

Except as provided below in this Section 7 Macrovision agrees to pay to TTR thirty percent (30%) of the Net Revenues received by Macrovision from customers, distributors, OEM partners, or other sublicensees of the Technology. For purposes of this Letter Agreement, "Net Revenues" shall mean gross revenues reduced by returns,

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distributor discounts, and rebates, but not reduced by cost of goods sold. In the event that the "Commercial Launch" as defined herein has not been achieved on or before [*], then, beginning [*] and for the remaining term of this Letter Agreement, the percentage payable by Macrovision to TTR as described above shall be reduced to twenty five percent (25%) of Net
Revenues. For purposes of this Letter Agreement, "Commercial Launch" shall mean the date by which the first of the following two events have occurred:
(i) [*] of the [*] major music labels [*] have each manufactured at least [*] Music CDs which have been copy protected using the Technology, or (ii) [*] of the [*] major music labels [*] has manufactured at least [*] Music CDs which have been copy protected using the Technology and an aggregate total of [*] Music CDs (including Music CDs manufactured by such major music label) have been manufactured. Macrovision intends to license the Technology as a separate product or service, however, TTR agrees to negotiate with Macrovision in good faith the allocation of revenue to the Technology in the event Macrovision desires to license the Technology as a portion of another product or service it offers to its customers, distributors, OEM partners, or sublicensees. Macrovision agrees that it shall not license the Technology as a portion of another product or service until the allocation of revenue to the Technology has been mutually agreed by Macrovision and TTR

Macrovision agrees to provide reports to TTR on a quarterly basis (for quarters ending March 31, June 30, September 30, and December 31 each year during the term of this Letter Agreement) which indicate the total number of Music CDs manufactured to which Macrovision is aware that the Technology has been applied, each such report shall be delivered to TTR within 45 days following the end of each such calendar quarter. The first such report shall be delivered to TTR within 45 days following the end of the calendar quarter in which the Commercial Launch has occurred. Macrovision agrees to pay to TTR its share of Net Revenues from the Technology based upon actual cash receipts received. Such payments shall be made to TTR on the last day of each calendar month during the Term of this Letter Agreement with respect to cash receipts received in the immediately preceding month.

8.        MINIMUM FEES

In consideration for the exclusive license granted to Macrovision by TTR hereunder, Macrovision shall pay to TTR, beginning twelve months following the Commercial Launch of the Technology, a minimum annual guaranteed royalty advance, recoupable against royalties actually earned by TTR as its share of Net Revenues generated from the Technology, of [*], such annual guaranteed royalty to be [*] in each ensuing year; i.e. [*] in the second year following commercial launch,

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[*] in the third year, and [*] in the fourth year. In the fifth through ninth years following Commercial Launch, such minimum guaranteed royalty would be [*]. Failure to make any of these payments when due shall cause Macrovision's exclusive license hereunder to revert to nonexclusive status. The initial [*] minimum annual guaranteed royalty advance shall be paid by Macrovision to TTR in one lump sum when due. Minimum annual guaranteed royalty advances for the ensuing years shall be paid by Macrovision to TTR in [*] installments, the first such installment of which shall be paid on the annual anniversary of the Commercial Launch of the Technology.

Notwithstanding the above, if the Commercial Launch of the Technology is achieved prior to [*], or if the Commercial Launch of the Technology is not achieved by [*], then all minimum fees described in this Section 8 shall be waived. In the event that the minimum fees described in this Section 8 are waived as described in this Section 8 and Macrovision shall not have paid to TTR a minimum of [*] in aggregate royalties or royalty advances, including royalties paid under the terms of Section 7 above, by the second annual anniversary following the Commercial Launch, then Macrovision's exclusive license hereunder shall revert to nonexclusive status.

9.       SALES, MARKETING, AND LICENSING OF THE TECHNOLOGY

Macrovision shall in its sole discretion determine the staffing and other resources to be allocated by Macrovision to commercializing the Technology, including but not limited to LBR encoder development or testing, product management, sales, marketing and promotion of the Technology. However, Macrovision agrees to allocate commercially reasonable staffing and other resources to commercializing the Technology consistent with Macrovision's good faith determination of the commercial potential of the Technology. Macrovision shall in its sole discretion determine the naming, branding, and pricing for the Technology, except that Macrovision agrees (i) to include mention in the text of all press releases related to the Technology that the Technology has been developed jointly by Macrovision and TTR, (ii) to include mention in the small-type copyright/trademark sections of advertising and related marketing collaterial materials that the Technology has been developed jointly by Macrovision and TTR, and (iii) not to license the Technology free of charge to customers, distributors, OEM partners, or other sublicensees other than for promotional purposes. TTR agrees that Macrovision shall in its sole discretion determine the degree of prominence afforded to the mention of TTR described in subsections (i) and (ii) of this Section 9.

10.      COOPERATIVE MARKETING AND DEVELOPMENT PAYMENTS

TTR recognizes the unique one-time costs which will be incurred by Macrovision to co-develop and launch the Technology into the commercial market and agrees to reimburse


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Macrovision for its staffing and other costs related to development and testing, product management, sales, product naming/branding, marketing, and promotion expenses incurred by Macrovision with respect to the Technology during the [*]period ending [*], up to an aggregate maximum reimbursement of US$1 Million. Reimbursements shall be paid by TTR to Macrovision on the last day of each month with respect to reimbursable expenses (including direct overheads related to such expenses) incurred by Macrovision in the prior month, based upon invoices submitted by Macrovision to TTR for each such prior month, until the earlier of the date on which TTR has paid to Macrovision [*] in aggregate reimbursements, or [*]. The first such reimbursement shall be paid by TTR to Macrovision on or before [*] with respect to reimbursable expenses incurred by Macrovision during the month of [*]. Notwithstanding the above, no such reimbursements shall be payable by TTR to Macrovision prior to the closing of Macrovision's US$4 Million investment in, TTR as contemplated herein.

11.      TTR'S EXISTING DISCGUARD CD-ROM SOFTWARE COPY PROTECTION TECHNOLOGY

TTR shall (i) grant to Macrovision, effective upon the closing of Macrovision's US$4 Million investment in TTR as contemplated herein, an exclusive, worldwide license, including the right to incorporate into other Macrovision products and the right to sublicense, to all patents, software algorithms, CD and DVD signatures, encoder modules, other technology, DiscGuard and related tradenames, and other intellectual property related to TTR's CD-ROM software copy protection technology ("CD Technology"), and (ii) deliver to Macrovision all available documentation related to the CD-Technology, including but not limited to the CD and DVD signature portions thereof. Such license shall be [*] with respect to the CD and DVD signature portions of the CD-Technology and shall be [*] with respect to all other portions of the CD-Technology, such royalty to be negotiated separately between the parties in the event that Macrovision desires to incorporate such other portions of the CD-Technology into other Macrovision products, including but not limited to products related to software, video, and data publishing copy protection or internet digital rights management TTR shall, within 5 business days of the closing of Macrovision's US$4 Million investment in TTR as contemplated herein, notify all existing CD-Technology customers and prospects in writing that it has made an agreement with Macrovision to transition all TTR CD-Technology customers and prospects to Macrovision's SafeDisc technology and that such a transition will be implemented within the next [*] days and, further, that TTR's CD-Technology will [*] for license following such [*] day period. TTR shall, within [*] business days of the closing of Macrovision's US$4 Million investment in TTR as contemplated herein, TTR will deliver to Macrovision all pertinent notes, plans, diagrams, schematics, source code, object code and technical specifications related to the CD and DVD signatures, it being understood

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that the intent of the parties herein is for Macrovision to be able to fully utilize such signatures under the royalty free license described above.

Notwithstanding the above,

         a. Macrovision shall pay to TTR, for the [*] period beginning [*] and ending [*], a royalty equal to [*] percent of the Net Revenues Macrovision generates from its SafeDisc technology from customers, distributors, or sublicensees in the People's Republic of China ("PRC"), and

         b. The rights of the existing TTR CD-Technology licensee in the PRC [*] shall be respected through October 15, 2001, the end of the term of such license. Notwithstanding the above, TTR and Macrovision will work cooperatively to transition [*] to a SafeDisc license so that the CD-Technology can be withdrawn from the PRC market as soon as possible.

12.      MACROVISION `S RIGHT OF FIRST REFUSAL TO OTHER TTR TECHNOLOGIES

TTR shall grant to Macrovision an exclusive right of first refusal, during the term of this Letter Agreement, with respect to (a) the right to purchase or (b) the worldwide exclusive marketing rights related to (i) the Technology outside of the Field of Use and (ii) any future packaged media copy protection or internet digital rights management technologies developed by TTR which are applicable to music, music video, video, software or data publishing products or markets. Terms and conditions related to such Macrovision right of first refusal shall be equivalent to the terms and conditions proposed to TTR by any bonafide third party, unless mutually agreed otherwise by Macrovision and TTR.

13.      EQUITY INVESTMENT BY MACROVISION IN TTR

Subject to (i) the satisfactory completion of Macrovision's due diligence review by December 31, 1999, and (ii) the approval of both parties' Boards of Directors, Macrovision and TTR agree as follows:

         a. TTR shall grant to Macrovision the exclusive right, on or before January 15, 2000, to invest the sum of US$4 Million in the equity of TTR or in such other form as may be mutually agreeable to Macrovision and TTR to allow Macrovision to record the investment as an asset on Macrovision's. balance sheet and to use the "cost method" of accounting for such investment. The valuation for such investment shall be US$35 Million on a post money basis. Between the date of execution of this Letter Agreement and the date of closing for the contemplated US$4 Million investment, TTR agrees not to solicit, initiate discussions with, or engage in further


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               discussions with any other party relating to the purchase of a material equity interest in TTR. TTR will conduct its business in the usual manner and will consult with Macrovision on any proposed material matters which are outside of the ordinary course of its business. TTR shall allow Macrovision all reasonable access to its books and records, as well as to its professional advisors, for the purpose of enabling Macrovision to quickly and conveniently conduct the due diligence reviews contemplated herein.

         b. Macrovision shall, on or before January 15, 2000 invest the sum of US$4 Million in the equity of TTR, or in such other form as may be mutually agreeable to Macrovision and TTR, to allow Macrovision to record the investment as an asset on Macrovision's balance sheet and to use the "cost method" of accounting for such investment. The valuation for such investment shall be US$35 Million on a post money basis. Notwithstanding the above, TTR agrees that Macrovision's investment in TTR shall be contingent upon receipt by Macrovision no later than January 10, 2000, of TTR financial statements in accordance with United States Generally Accepted Accounting Principles (Balance Sheet as of a date no earlier than October 31, 1999, Statements of Income, Cash Flows, and Stockholders' Equity or Deficit, for the year ending December 31, 1998 and the ten months ending October 31, 1999, including, for each period, a full set of US GAAP-compliant footnotes thereon), audited by the Israeli office or affiliate of a "Big 5" public accounting firm (i.e., Deloitte and Touche, KPMG Peat Marwick, Price WaterhouseCoopers, Arthur Andersen, or Ernst and Young), such audited Balance Sheet showing an excess of liabilities due within 18 months of the date of the Balance Sheet over cash and cash equivalents of no more than US$[*]. TTR agrees to bear all expenses associated with such audit.

         c. The following additional terms shall apply to Macrovision's US$4 Million investment in TTR as described in this Section 13:

              (i) Macrovision shall have the exclusive right of first refusal, for the term of this Letter Agreement, with respect to any third party offer from a party who may propose to acquire a majority equity interest in TTR, to acquire such majority equity interest. Terms and conditions related to such Macrovision right of first refusal shall be equivalent to the terms and conditions proposed to TTR by any bonafide third party, unless mutually agreed otherwise by Macrovision and TTR. Macrovision shall also have the option, but not the obligation, to participate pro rata in any future TTR financing rounds to the extent such future financing rounds are private financings (i.e., not public offerings for which offering documents are filed with the Securities and Exchange Commission) greater than US$[*].

              (ii) The investment shall be structured in such a way that Macrovision's outside auditors approve the "cost method" of accounting for the investment.

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              (iii) The investment documents shall include covenants and other provisions which place the Technology and the CD-Technology in an escrow status acceptable to Macrovision such that Macrovision's rights in and to the Technology survive any and all forms of possible TTR corporate reorganizations or bankruptcy events, or claims on such technologies which might otherwise be senior to the claims of Macrovision and which may impair Macrovision's exclusive licenses described herein.

              (iv) Shares in TTR represented directly or indirectly by Macrovision's $4 million investment in TTR as contemplated herein shall be registered shares subject to sale by Macrovision in a private or public market transaction beginning 60 days after the closing of such investment transaction.

              (v) Macrovision shall be granted observer status on TTR's board of directors, such observer status to include all rights and privileges of board of directors members except for voting privileges.

              (vi)  Employment agreements for the twelve months ending
                    December 31, 2000 reasonably satisfactory to Macrovision shall be entered into between TTR and up to four key employees of TTR, including but not limited to [*] and [*].

              (vii) Certain current TTR employees shall be terminated as mutually agreed by Macrovision and TTR.

14.      CONFIDENTIALITY

This Letter Agreement is subject to the terms of the nondisclosure agreement entered into by the parties on October 20, 1999. Except as provided in
Section 15 below, the existence of this Letter Agreement and all terms and conditions of this Letter Agreement are confidential to TTR and Macrovision.

15.      PUBLIC ANNOUNCEMENT

TTR and Macrovision agree that at a future date it will be desirable to issue a mutually acceptable press release announcing the signing of this Letter Agreement and announcing the development of the Technology. It is anticipated that this public announcement will occur within 10 days following the closing of Macrovision's US$4 Million investment in TTR as contemplated herein.

Notwithstanding the above, Macrovision acknowledges thatTTR may be required to file form 8-K with the United States Securities and Exchange Commission and that if TTR's counsel reasonably determines that TTR is required to file, it shall not constitute a breach of this Letter Agreement. TTR agrees, however, that Macrovision shall have the option to review and comment on such 8-K filing before it is filed, the intent being to minimize the inclusion of detailed items in this Letter Agreement to that information


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specifically required by law or by SEC regulations. Macrovision agrees that, no later than five business days following TTR's 8-K filing, Macrovision will issue a press release announcing the signing of this Letter Agreement and the development of the Technology, the content of such press release to be determined by Macrovision in its sole discretion. Following the issuance of such press release by Macrovision, Macrovision agrees that TTR may issue a separate press release announcing the signing of this Letter Agreement and the development of the Technology, the content of such press release to be approved prior to issuance by Macrovision, such approval not to be unreasonably withheld.

16.      LONG FORM AGREEMENTS

Upon execution of this Letter Agreement by both parties, Macrovision and TTR shall use their respective reasonable efforts to prepare and execute, on or before January 15, 2000, such long-form agreements and related documentation which incorporates the terms herein and incorporates such other terms and conditions as TTR and Macrovision may deem reasonable or necessary to accomplish the agreement set forth herein. Notwithstanding the foregoing, this Letter Agreement when executed by Macrovision and TTR shall represent, Subject to Section 20 hereof, a binding agreement between the parties which reflects the essential terms related to the development and marketing of the Technology, until such time as a long form agreement which supersedes this Letter Agreement has been executed by the parties.

Each party, subject to the confidentiality provisions herein, shall make available to the other party such financial, technological, and other business information that such other party may reasonably request as part of such other party's due diligence activities related to the preparation of such long form agreement.

17.      DISCLAIMER OF AGENCY

Nothing contained in this Letter Agreement is intended or will be construed so as to constitute the parties to this Letter Agreement as partners or as agents of each other. Neither party will have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party in any contract, agreement or undertaking with any third party.

18.      CHOICE OF LAW

This Letter Agreement will be governed by and interpreted in accordance with the laws of the State of California, as such laws are applied to agreements between California residents entered into and to be wholly performed within California. In any dispute, litigation, or arbitration between the parties arising out of or related to this Agreement, the prevailing party therein shall be entitled to have its reasonable and actual attorneys' fees, reasonable expenses, related litigation costs and costs of suit (if any) paid by the non-prevailing party.


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Except for claims regarding ownership or infringement of the Technology, any dispute between the parties arising out of, or relating to, the validity, construction, interpretation or performance of this Letter Agreement that cannot be resolved amicably shall be submitted to binding arbitration, to be held in San Francisco, California, USA, in accordance with the rules of the American Arbitration Association. Any such arbitration proceeding shall be conducted before an arbitration panel composed of three (3) arbitrators; each party shall designate one (1) arbitrator, and the two (2) arbitrators so designated shall designate the third arbitrator. The decision and award of the arbitrators shall (i) be in writing, (ii) state the reasons therefor,
(iii) be based solely on the terms and conditions of this Agreement, as interpreted under the laws of the State of California, USA, and (iv) shall be final and binding upon the parties. The decision and award of the arbitrators in any such arbitration proceeding may be enforced in any court of competent jurisdiction. The parties to any such arbitration shall be entitled to conduct such discovery as they would have been entitled to conduct had the action been filed in the appropriate Federal or State court in San Francisco County, California, USA.

19.      AUDIT RIGHTS

Both parties will have the right during the term of this Letter Agreement and for one (1) year thereafter to have an independent "Big 5" certified public accounting firm (i.e., Deloitte and Touche, Arthur Andersen, PriceWaterhouseCoopers, KPMG Peat Marwick, or Ernst & Young) review or audit the other party's relevant records for the purpose of certifying compliance with this Letter Agreement. All audits will be at the auditing party's expense and conducted during regular business hours, and begun upon at least one (1) month's prior written notice. Any discrepancy revealed by such audits will be corrected within ten (10) days of the written notice of the official results of the audit being delivered by the auditor.

20.      TERM AND TERMINATION

The term of this Letter Agreement shall begin on the Effective Date and end on December 31, 2009. Notwithstanding the above, this Letter Agreement may be terminated earlier:

         a. by either party upon five days' written notice if the investment by Macrovision in TTR as contemplated herein is not closed (i.e., funded) for any reason whatsoever by January 31, 2000;
               or


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

         b. by either party upon thirty days written notice to the other if the other party materially breaches this Letter Agreement and such material breach is not cured within ninety days of notice to cure such breach.

Notwithstanding anything to the contrary in this Letter Agreement, if this Letter Agreement is terminated by TTR in accordance with Section 20 (a) above, then each party shall immediately return to the other party all technology and related materials of such other party and neither party shall have any liability whatsoever to the other party, except with respect to claim related to infringement of intellectual property rights.

21.      EXPENSES

The parties shall each bear their own legal expenses and the expenses of their professional advisors, including any brokerage fees, with respect to the transactions contemplated herein.

22.      ACCEPTANCE AND AGREEMENT

This Letter Agreement is accepted and agreed on behalf of Macrovision and TTR by the signatures of their authorized representatives named below. This Letter Agreement shall not be binding until executed by both Macrovision and TTR. The parties agree that this Letter Agreement may be executed via exchange of signed facsimile copies.

MACROVISION CORPORATION                      TTR TECHNOLOGIES, INC.


/s/ William Krepick                          /s/ Mark Tockayer  Nov. 24, 1999
-----------------------------               ---------------------------------
Signature/Date                              Signature/Date

William Krepick                             Mark Tockayer
-----------------------------               ---------------------------------
Printed Name                                Printed Name

President/CEP                               Chairman
-----------------------------               ---------------------------------
Title                                       Title




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